                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM 8-K
                                CURRENT REPORT


                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


Date of Report (Date of
earliest event reported):  January 7, 1997


                           BATTERIES BATTERIES, INC.
------------------------------------------------------------------------------
            (Exact name of registrant as specified in its charter)


          Delaware                   0-27994                 13-383-5420
----------------------------     ----------------         ------------------
(State or other jurisdiction     (Commission File          (I.R.S. Employer
      of incorporation)               Number)             Identification No.)


200 Madison Avenue, Second Floor
New York, New York                                              10016
--------------------------------------------------            ----------
(Address of principal executive offices)                      (Zip Code)


Registrant's telephone number, including Area Code:   (212) 953-0100
                                                   --------------------------

ITEM 2. ACQUISITION AND DISPOSITION OF ASSETS

         On January 7, 1997 Batteries Batteries, Inc. (the "Company") acquired as of December 31, 1996, the business and related assets of Battery Network, Inc. ("Battery Network") and affiliated companies, a major assembler and wholesale distributor of specialty batteries servicing customers nationally. The acquired entities, which operate principally in California, Illinois and New Jersey, had combined revenues of approximately $23,000,000 for the year ended December 31, 1996. The purchase was effected through the acquisition of (i) the outstanding capital stock of Battery Network which in anticipation of the acquisition by the Company had merged with Alexander Battery Co. East, Inc., Alexander Battery Co. West, Inc. and Alexander Battery Co. South, Inc. (collectively, "Alexander Battery"), (ii) the outstanding capital stock of W.S. Battery Sales & Company, Inc. ("WSB") and (iii) substantially all the assets of WSJ Enterprises, Inc. ("Enterprises"). Battery Network, Alexander Battery, WSB and Enterprises were owned by William Steven Sapp ("WSS") and James Sapp ("JS") and their sister, Susan Grandt ("SG), or their parents, William S. Sapp, the founder of the companies, and Dolores
Sapp, or an affiliate, W.S. Battery Sales & Co. Inc. Employee Stock Ownership Plan & Trust (the "ESOP").

         The purchase price consisted of (i) the payment of $8,314,551 in cash, of which $2,000,000 was paid to the ESOP, $6,140,336 was paid to WSS, JS and SG and William S. Sapp in payment of outstanding indebtedness of the acquired companies to them and $174,215 was paid to Enterprises, and (ii) the issuance to WSS, JS and SG of an aggregate of 550,000 shares of Common Stock and five year options to purchase an additional 225,000 shares at an exercise price of $4.50 per share. The cash portion of the purchase price is subject to adjustment to the extent that the combined "net worth" of Battery Network, WSB and Enterprises as of December 31, 1996, based on a combined balance sheet to be prepared exceeds or is less than $8 million.

         The Battery Network agreement also provides WSS, JS and SG with the contingent right to receive additional consideration of up to $1 million in cash, 350,000 shares of Common Stock and five year options to acquire 250,000 shares of Common Stock, of which half are exercisable at $4.50 per share and half are exercisable at $6.00 per share. Payment of the additional consideration is to be based on the excess amount by which the combined "pre-tax income" as defined of the acquired companies and the Company's California subsidiary, Tauber Electronics Inc. ("Tauber"), exceeds (i) $2,100,000 for the year ending December 31, 1997 (the "One Year Period"), (ii) $4,200,000 for the two years ending December 31, 1998 (the "Two Year Period") or (iii) $6,300,000 for the three years ending December 31, 1999 (the "Three Year Period"), with the maximum amount of additional consideration to be paid if the excess for the One Year Period is $400,000, $800,000 for the Two Year Period or $1,200,000 for the Three Year Period. WSS, who was elected President of Batteries Network on January 10, 1997, has agreed to supervise the operations of Tauber which conducts its operations from facilities in California.

         Pursuant to the acquisition agreements, WSS, JS and SG entered into employment agreements with Battery Network providing for their employment as officers of Battery Network at a base salary of $100,000 per annum, with WSS and JS to be employed for three years and SG for six months. WSS and JS are also to be paid annual bonuses not to exceed $400,000 in the aggregate for the two individuals for any year computed at 30% of the first $300,000 by which the combined pre-tax income of the acquired companies and Tauber exceeds $2,500,000 for the year ended December 31, 1997, $2,750,000 for the year ended December 31, 1998 and $3,025,000 for the year ended December 31, 1999 and 40% of the amount by which the combined pre-tax income for the foregoing years exceed, respectively, $2,800,000, $3,050,000 and $3,325,000. WSS, JS and SG
also received five year employee stock options under the Company's Employee Stock Option Plan to purchase an aggregate of 50,000 shares of Common Stock at a price of $4.50 per share.

         Upon consummation of the acquisition, Battery Network entered into leases with J.W.S. Partnership, an affiliate of WSS, JS and SG, with respect to its facilities in McHenry, Illinois and Long Branch, New Jersey. Each lease is for a five year term, and contains a five year renewal option. The aggregate rent for the two leases is $143,000 per annum subject to increases commencing with the third year based on increments in the Consumer Price Index. The lessee is to bear the insurance, real estate taxes and maintenance related to the properties.

         The cash portion of the purchase price was funded with a portion of the proceeds of a borrowing pursuant to a Revolving Credit, Term Loan and Security Agreement, dated January 6, 1997 (the "Loan Facility"), between IBJ Schroder Bank & Trust Company, as Agent ("IBJ") and the Company and all its subsidiaries. The Loan Facility consists of a $3,000,000 three year Term Loan payable in 35 monthly installments of $50,000 each with the balance to be paid at maturity and a revolving credit of up to $10,000,000 to be advanced at the rate of 80% of eligible accounts receivable and 50% of inventories. The revolving credit loans bear interest at the rate of 1/4 of 1% plus the higher of (i) the base commercial lending rate of IBJ or (ii) the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers plus 1/4 of 1%. The interest on the Term Loan is 1/2% higher than the revolving credit loan interest rate. The loans are secured by a pledge of the assets of the borrowers and a pledge of the outstanding capital stock of the subsidiaries of the Company.

         Pursuant to its Management Services Agreement with Founders Management Services, Inc. ("Founders"), the Company will pay Founders, with which Messrs. Warren H. Haber, Chairman of the Board and Chief Executive Officer and John L. Teeger, Vice President, Secretary and a Director of the Company, are affiliated, for its origination and negotiating services in connection with the acquisitions and loan, $280,000 and five year warrants to purchase 100,000 shares of Common Stock at a price of $4.125 per share, the closing sale price of the Common Stock on NASDAQ on the date of the closing and financing of the acquisitions.


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

         (a)      Financial Statements of businesses acquired

                  (1)      Report of independent auditors

                  (2) Combined Balance Sheet of Battery Network, Inc., W.S. Battery & Sales Company, Inc. and WSJ Enterprises, Inc. (collectively, the "Combined Corporations")

----------
 * To be filed by amendment.

                  (3) Combined Statements of Operations and Retained Earnings of the Combined Corporations for the nine months ended September 30, 1996 and years ended December 31, 1995 and December 31, 1994


                  (4) Combined Statements of Cash Flow of the Combined Corporations for the nine months ended September 30, 1996 and years ended December 31, 1995 and December 31, 1994

                  (5)      Notes to Combined Financial Statements

         (b)      Pro Forma Financial Information

                  (1) Pro Forma Balance Sheet of the Combined Corporations and the Company as of September 30, 1996 (unaudited)*

                  (2) Pro Forma Statement of Operations of the Combined Corporations and the Company for the nine months ended September 30, 1996 and the twelve months ended December 31, 1995*

         (c)      Exhibits

                  (1) Copy of the Stock Purchase Agreement relating to acquisition of the outstanding capital stock of Battery Network, Inc.

                  (2) Copy of Stock Purchase Agreement relating to acquisition of outstanding capital stock of W.S. Battery Sales & Company, Inc.

                  (3) Copy of Asset Purchase Agreement relating to acquisition of assets of WSJ Enterprises, Inc.

                  (4) Form of Option Certificates issued to the former stockholders of Battery Network, Inc.

                  (5) Copy of Employment Agreement between Battery Network, Inc. and Susan Grandt

                  (6) Copy of Employment Agreement between Battery Network, Inc. and William Steven Sapp

                  (7) Copy of Employment Agreement between Battery Network, Inc. and James Sapp

                  (8) Copy of Bonus Agreement between the Company and William Steven Sapp and James Sapp

                  (9) Copy of Revolving Credit, Term Loan and Security Agreement, dated January 6, 1997 among IBJ Schroder Bank & Trust Company as Agent and the Company, Advanced Fox Antenna, Inc. Tauber Electronics, Inc., Battery Acquisition Corp. Specific Energy Corporation, Battery Network, Inc. and W.S. Battery & Sales Company, Inc.
----------
 * To be filed by amendment.

                  (10)     Copy of Term Note issued pursuant to the Loan
                           Agreement

                  (11) Copy of Revolving Credit Note issued pursuant to the Loan Agreement

                  (12) Form of Pledge Agreement with respect to pledge of outstanding shares of each subsidiary of the Company.

                  (13) Copy of Warrant to be issued to Founders Management Services, Inc.*

                  (14) Copy of Lease between J.W.S. Partnership and Battery Network, Inc. relating to McHenry, Illinois property

                  (15) Copy of Lease between J.W.S. Partnership and Battery Network, Inc. relating to Long Branch, New Jersey property

----------
 *  To be filed by amendment.

                                   SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  January 21, 1997

                                            BATTERIES BATTERIES, INC.
                                                  (Registrant)


                                            By: /s/ John L. Teeger
                                               -------------------------------
                                                John L. Teeger, Vice President

INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders of Battery Network, Inc. and Combined Companies:

We have audited the accompanying combined balance sheets of Battery Network, Inc. and Combined Companies as of September 30, 1996 and December 31, 1995, and the related combined statements of operations and retained earnings and of cash flows for the nine months ended September 30, 1996 and for each of the two years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the combined financial position of Battery Network, Inc. and Combined Companies at September 30, 1996 and December 31, 1995, and the combined results of their operations and their combined cash flows for the nine months ended September 30, 1996 and for each of the two years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.




/s/Deloitte & Touche LLP

Chicago, Illinois
October 18, 1996 (January 3, 1997 as to Note 9)

BATTERY NETWORK, INC. AND COMBINED COMPANIES

COMBINED BALANCE SHEETS
SEPTEMBER 30, 1996 AND DECEMBER 31, 1995
-------------------------------------------------------------------------------


ASSETS                                               1996            1995

CURRENT ASSETS:
  Cash and cash equivalents                         $1,261,711   $  547,202
  Accounts receivable
   (less allowance for doubtful accounts:
   1996 - $242,000; 1995 - $161,000)                 2,697,463    3,480,022
  Inventories                                        4,804,071    5,527,515
  Prepaid expenses and other current assets            160,983       77,948
                                                    ----------   ----------
           Total current assets                      8,924,228    9,632,687

PROPERTY AND EQUIPMENT - Net                           184,001      243,201
                                                    ----------   ----------
TOTAL ASSETS                                        $9,108,229   $9,875,888
                                                    ==========   ==========


LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable                                  $1,309,932   $2,289,134
  Due to stockholders                                6,151,963    6,432,179
  Other current liabilities                            174,257      357,439
                                                    ----------   ----------

           Total current liabilities                 7,636,152    9,078,752

STOCKHOLDERS' EQUITY:
  Common stock                                           5,000        5,000
  Retained earnings                                  1,467,077      792,136
                                                    ----------   ----------

           Total stockholders' equity                1,472,077      797,136
                                                    ----------   ----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY          $9,108,229   $9,875,888
                                                    ==========   ==========


See notes to combined financial statements.

                           BATTERY NETWORK, INC. AND COMBINED COMPANIES

COMBINED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS
NINE MONTHS ENDED SEPTEMBER 30, 1996 AND
YEARS ENDED DECEMBER 31, 1995 AND 1994
------------------------------------------------------------------------------


                                             1996                1995                1994

SALES                                      $ 17,069,462     $ 23,040,887     $ 22,720,554

COST OF SALES                                13,235,543       17,530,691       18,223,588
                                           ------------     ------------     -------------

           Gross profit                       3,833,919        5,510,196        4,496,966

SELLING, GENERAL AND ADMINISTRATIVE
    EXPENSES                                  2,674,785        3,596,203        2,990,791

STOCKHOLDERS' COMPENSATION                                       583,000        1,017,000

TOOLING PROGRAM ABANDONMENT                                    1,765,534
                                           ------------     ------------     -------------

            Total operating expenses          2,674,785        5,944,737        4,007,791
                                           ------------     ------------     -------------

INCOME FROM OPERATIONS                        1,159,134         (434,541)         489,175

OTHER EXPENSE, NET                              106,823           49,627          173,876
                                           ------------     ------------     -------------

INCOME (LOSS) BEFORE INCOME TAXES             1,052,311         (484,168)         315,299

INCOME TAXES (BENEFIT)                          (23,460)          21,416            2,042
                                           ------------     ------------     -------------

NET INCOME (LOSS)                             1,075,771         (505,584)         313,257

RETAINED EARNINGS, BEGINNING OF PERIOD          792,136        1,297,720          984,463

STOCKHOLDER DISTRIBUTIONS                      (400,830)
                                           ------------     ------------     -------------

RETAINED EARNINGS, END OF PERIOD           $  1,467,077     $    792,136     $  1,297,720
                                           ============     ============     =============


See notes to combined financial statements.

BATTERY NETWORK, INC. AND COMBINED COMPANIES

COMBINED STATEMENTS OF CASH FLOWS
NINE MONTHS ENDED SEPTEMBER 30, 1996 AND
YEARS ENDED DECEMBER 31, 1995 AND 1994
-----------------------------------------------------------------------------


                                                     1996             1995             1994

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)                                 $ 1,075,771     $  (505,584)    $   313,257
  Adjustments to reconcile net income (loss) to
    net cash flows from operating activities:
    Depreciation                                         85,124          61,569         113,835
    Allowance for doubtful accounts receivable           81,000         130,500           3,000
    Tooling program abandonment                                       1,765,534
    Change in operating assets and liabilities:
      Accounts receivable                               701,559          (1,184)        360,465
      Inventories                                       723,444        (659,635)       (302,435)
      Prepaid expenses and other current assets         (83,035)        (38,795)        (17,701)
      Accounts payable                                 (979,202)       (219,190)         40,430
      Other current liabilities                        (183,182)          2,320         121,208
                                                       --------        --------        --------

           Net cash flows from operating activities   1,421,479         535,535         632,059

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment                    (25,924)     (1,397,997)       (395,411)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings from (payments to) stockholders       (681,046)        467,661         (86,525)
                                                       --------        --------        --------


NET INCREASE (DECREASE) IN CASH AND
    CASH EQUIVALENTS                                    714,509        (394,801)        150,123

CASH AND CASH EQUIVALENTS,
  BEGINNING OF PERIOD                                   547,202         942,003         791,880
                                                       --------        --------        --------

CASH AND CASH EQUIVALENTS,
  END OF PERIOD                                      $1,261,711      $  547,202      $  942,003
                                                     ==========      ==========      ==========

See notes to combined financial statements.

BATTERY NETWORK, INC. AND COMBINED COMPANIES

NOTES TO COMBINED FINANCIAL STATEMENTS
NINE MONTHS ENDED SEPTEMBER 30, 1996 AND
YEARS ENDED DECEMBER 31, 1995 AND 1994
-------------------------------------------------------------------------------


1.   BASIS OF PRESENTATION, BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING
     POLICIES

     BASIS OF PRESENTATION - The accompanying combined financial statements include the accounts of Battery Network, Inc. ("Battery Network"), Alexander Battery Company South, Inc. ("South"), Alexander Battery Company East, Inc. ("East"), Alexander Battery Company West, Inc. ("West"), Alexander Battery Company, Inc. ("ABC"), and W.S. Battery and Sales Company, Inc. ("W.S. Battery") (collectively the "Company"). Each of these entities is affiliated through common ownership. All material intercompany accounts and transactions between these entities have been eliminated. On December 12, 1996, South, East and West were merged with and into Battery Network (see Note 9). The Company's fiscal year ends on December 31.

     BUSINESS - The Company is engaged in the distribution of batteries purchased from manufacturers and the assembly of specialized battery packs to meet customer specifications. The Company's products are marketed primarily in the United States.

     USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     CASH EQUIVALENTS - The Company considers all highly liquid investments with a maturity date of three months or less from the date of purchase to be cash equivalents.

     INVENTORIES - Inventories consist of batteries, battery packs and related components, and are carried at the lower of cost (first-in, first-out) or market value.

     PROPERTY AND EQUIPMENT - Property and equipment are stated at cost. Additions and improvements are capitalized. Maintenance and repairs are expensed as incurred. Depreciation and amortization of property and equipment is calculated under straight-line and accelerated methods over the estimated useful lives of the respective assets. Estimated useful lives are three to seven years for equipment and five years for vehicles. Leasehold improvements are amortized over the shorter of their estimated useful lives or the terms of their leases.

     REVENUE RECOGNITION - Revenue from product sales is recognized at the time of shipment.

     INCOME TAXES - Battery Network, East, South and West, have elected to be taxed as Subchapter S corporations under the Internal Revenue Code. Under this election, such entities are not liable for taxes on income. Accordingly, the earnings of such entities are reported on the stockholders' federal and state income tax returns. ABC and W.S. Battery are taxed as "C" corporations. The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." There are no material deferred income tax assets or liabilities included in the combined balance sheets.

     DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS - The carrying value at September 30, 1996 and December 31, 1995 of the Company's financial instruments approximated their fair value primarily due to the short maturities of these instruments.

     CONCENTRATION OF RISKS - The Company sells products to original equipment manufacturers, maintenance and repair organizations, commercial businesses and institutional users primarily in the United States. No customer accounts for 10% of the Company's sales.

     The Company purchases a significant portion of its battery products from one supplier. During the nine months ended September 30, 1996 and the years ended December 31, 1995 and 1994, the Company purchased approximately 19%, 26%, and 33% of its total purchases from this supplier. Because the supplier has experienced sporadic shipping difficulties, the Company has reduced its reliance on this supplier and increased purchases from alternative sources. The Company believes that adequate alternative sources of supply are available.

2.   INVENTORIES

     Inventories consist of the following:


                          SEPTEMBER 30,     DECEMBER 31,
                               1996             1995

Raw materials             $  770,393        $1,279,645
Work in process              206,653           190,169
Finished goods             3,827,025         4,057,701
                           ---------         ---------

Total                     $4,804,071        $5,527,515
                          ==========        ==========



3.   PROPERTY AND EQUIPMENT, NET

     Property and equipment, net consists of the following:



                             SEPTEMBER 30,  DECEMBER 31,
                                1996          1995

Vehicles                      $ 337,393    $ 318,217
Equipment                       518,718      545,810
                              ---------    ---------

                                856,111      864,027
Less accumulated depreciation  (672,110)    (620,826)
                              ---------    ---------

Total                         $ 184,001    $ 243,201
                              =========    =========

 4.   COMMON STOCK

     The common stock of the combined entities at September 30, 1996 and December 31, 1995 are as follows:


                      SHARES         SHARES          PAR        COMMON
                    AUTHORIZED    OUTSTANDING       VALUE       STOCK

Battery Network      1,000,000       1,000        $    --     $   --
South                1,000,000       1,000           1.00      1,000
West                    10,000       1,000           1.00      1,000
East                 1,000,000       1,000           1.00      1,000
W.S. Battery               500         500           2.00      1,000
ABC                     10,000       1,000           1.00      1,000
                     ---------   ---------           ----   --------

Total                3,020,500       5,500                    $5,000
                     =========   =========                  ========


5.   LEASE COMMITMENTS

     The Company leases three of its office and warehouse facilities from an affiliate of its stockholders under a month-to-month renewal lease arrangement. In addition, the Company leases three office and warehouse facilities under noncancelable operating lease agreements through May 1998. Total rent expense was as follows:


     Nine months ended September 30, 1996                $  228,000
     Year ended December 31, 1995                           289,000
     Year ended December 31, 1994                           288,000
                                                         ----------

     Total                                               $  805,000
                                                         ==========


     Future minimum payments under operating leases with unrelated parties as of September 30, 1996 are as follows:


     Period from September 30, 1996 to December 31, 1996  $  31,152
     Year ending December 31, 1997                           44,983
     Year ending December 31, 1998                           13,854
                                                          ---------

     Total                                                $  89,989
                                                          =========


6.   BENEFIT PLANS

     The employees of Battery Network, East, South and West participate in a profit-sharing plan which is applicable to all employees not covered by collective bargaining agreements, who are at least 18 years of age and have completed one year of employment. The profit-sharing plan is funded solely by Company contributions based upon Company profits, determined at the discretion of the Board of Directors. The Company's contributions to the profit-sharing plan were $80,642, $89,219, and $80,728 for the nine months ended September 30, 1996 and for the years ended December 31, 1995 and 1994, respectively.

     The Company also maintains one defined benefit pension plan for the employees of ABC, who collectively own all of the shares of the other entities in the Company's combined group. No contributions were made to this pension plan in 1994, 1995 or 1996 because the plan has been overfunded and, as a result, no contributions have been required. At the date of the most recent actuarial valuation, May 31, 1996, the plan was determined to be overfunded by $1,151,000.

     W.S. Battery also has an ESOP and a money purchase plan. These plans cover the employees of W.S. Battery, who collectively own all of the shares of the other entities in the Company's combined group, and no contributions were made in 1994, 1995 or 1996.

7.   RELATED PARTY TRANSACTIONS

     The following is a summary of transactions and balances with the stockholders of the Company or affiliated companies owned by the Company's stockholders:


                                           SEPTEMBER 30,          DECEMBER 31,
                                              1996                   1995

     Due to stockholders                  $  6,151,963          $  6,432,179



                                                          NINE MONTHS
                                                             ENDED           YEAR ENDED
                                                         SEPTEMBER 30,       DECEMBER 31
                                                             1996           1995         1994

     Stockholders' compensation                                          $  583,000    $1,017,000
     Rent expense paid to affiliates of stockholders      $  135,000        180,000       180,000



     In 1996, a $400,830 distribution to stockholders was accrued and is included in "due to stockholders."

8.   TOOLING PROGRAM ABANDONMENT

     During the years ended December 31, 1995 and 1994, the Company, in order to expand its manufacturing volume, incurred certain costs to develop and acquire tooling and equipment for the manufacturing of batteries. The Company intended to manufacture batteries previously supplied by other manufacturers to the Company and a new line of batteries. At December 31, 1995, the Company decided not to go forward with this manufacturing expansion and expensed the cost of its investment in the tooling and equipment incurred at that date and expected to be incurred pursuant to outstanding agreements.

9.   SUBSEQUENT EVENTS

     On December 12, 1996, South, East and West were merged with and into Battery Network.

     The Company has entered into an agreement, as amended on January 3, 1997, with Batteries Batteries, Inc. ("Batteries"), an unrelated entity, whereby Batteries will acquire the capital stock of Battery Network and W.S. Battery, and certain assets of ABC for a total of approximately $11 million, which includes payment of amounts due to stockholders. The $11 million is subject to adjustment based on future profitability and also certain financial events and conditions at closing. The sale transaction is expected to close in January 1997.

                                     ******